                                             Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-81883

                                   PROSPECTUS

                       GLOBAL PHARMACEUTICAL CORPORATION

                               3,125,000 Shares


                                 Common Stock


     These 3,125,000 shares of our common stock are being offered for sale by the selling stockholders named on page 8 of this prospectus. We will not receive any part of the proceeds from these sales.



     Our common stock trades on the Nasdaq SmallCap Market under the symbol "GLPC." On July 20, 1999, the closing sale price of our common stock was $3.3125 per share.



     Our principal executive offices are located at Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, Pennsylvania 19124 and our telephone number is (215) 289-2220.



                             ---------------------

     You are urged to carefully read the "Risk Factors" section beginning on page 1 of this Prospectus, which describes specific risks and certain other information associated with an investment in our company that should be considered before you make your investment decision.



                             ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.





                  The date of this Prospectus is July 22, 1999

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                             -----
Risk Factors .............................................................................     1
 Our limited supply of cash and cash equivalents may require us to modify our business
   operations and plans ..................................................................     1
 Our limited capital may make it difficult for us to repay the substantial amount of our
   outstanding indebtedness ..............................................................     1
 The time necessary to develop generic drugs may adversely affect when and the rate at
   which we receive a return on our capital ..............................................     1
 We have and continue to experience operating losses, and the highly regulated nature of
   our business makes our future profitability uncertain .................................     1
 Our revenues and profitability have fluctuated and could fluctuate significantly in the future, which may have a material adverse effect on our results of operations and
   stock price ...........................................................................     2
 The FDA may not approve our future products, in which case our ability to generate
   product revenues will be adversely affected ...........................................     2
 Our comparative lack of experience in producing new products and formulations may
   materially adversely affect our business condition and operations .....................     2
 We are subject to an outstanding court order governing manufacture of our products which
   may adversely affect our product introduction plans and results of operations .........     3
 Generic drug makers are most profitable when they are the first producer of a generic
   drug, and we do not know if we will be the first maker of any generic drug product ....     3
 The high level of competition we face in the generic drug industry from competitors who
   often have greater resources than us adversely affects our profitability ..............     3
 We are dependent on a small number of products to generate revenues to fund our business
   and operations ........................................................................     4
 We are dependent on a small number of suppliers for our raw materials, and any delay or unavailability of raw materials can materially adversely affect our ability to produce
   products...............................................................................     4
 We do not have any arrangements regarding our products with any independent distributors or wholesalers, and our inability to enter into these arrangements may materially
   adversely affect our ability to sell products .........................................     4
 We may have difficulty obtaining licenses in the future, which could adversely affect
   our ability to develop, manufacture and market commercially viable products ...........     4
 Our compliance with environmental laws may necessitate uncertain expenditures in the
   future, the capital for which may not be available to us ..............................     4
 Generic drug makers face an inherent risk of product liability litigation and any claims
   brought against us could have a material adverse effect upon us .......................     5
 We have exposure under DES-related product liability claims, which could have a material
   adverse effect upon our financial condition ...........................................     5
 Rights of certain holders of our equity to acquire shares of common stock may dilute the
   future value of the common stock ......................................................     5
 We have and may in the future issue additional preferred stock which could adversely
   affect the rights of holders of our common stock ......................................     5
 Control of our company is concentrated among a limited number of stockholders, who can
   exercise significant influence over all matters requiring stockholder approval ........     6
 We are dependent on key officers and qualified scientific and technical employees and
   our limited resources may make it more difficult to attract and retain these personnel.     6
 Our chief executive officer has no experience as a chief executive officer ..............     6
 Failure to obtain year 2000 compliance may have adverse effects on our business and
   results of operations .................................................................     6

Where You Can Find More Information ......................................................     7

Use of Proceeds ..........................................................................     8

Selling Stockholders .....................................................................     8

Plan of Distribution .....................................................................     9

Legal Matters ............................................................................    10

Experts ..................................................................................    10

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information included in this prospectus, in deciding whether to invest in our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this "Risk Factors" Section, and elsewhere in this prospectus.


Our limited supply of cash and cash equivalents may require us to modify our business operations and plans.

     As of March 31, 1999, we had approximately $2,841,000 of unrestricted cash and cash equivalents. We estimate that these funds, together with the $2,000,000 raised by us on May 18, 1999, are sufficient for the next twelve months of operations at our planned expenditure levels. If our actual cash receipts or expenditures are different than we had estimated, our business operations and plans may need to be modified. This will most likely include modifying the expected expansion of our research and product development activities and sales and marketing capabilities. These modifications may materially adversely affect our business.


Our limited capital may make it difficult for us to repay the substantial amount of our outstanding indebtedness.

     We may not have or be able to maintain adequate capital at any given time or from time to time in the future. As of March 31, 1999, we had outstanding approximately $3,340,000 of indebtedness, bearing interest at rates ranging from 2% to 9% annually. Of this indebtedness, $406,000 principal amount is due to the Philadelphia Industrial Development Corporation in December 2000 and an additional $1,254,000 is owed to General Electric Credit Corporation under our revolving credit facility. The facility expires in July 2001. Additionally, as of March 31, 1999, we had a stockholders' accumulated deficit of approximately $23,412,000. We also cannot give any assurance that additional capital or waivers relating to defaulted loans, if needed by us, will be available to us. In this regard, you should also review the "Our limited supply of cash and cash equivalents may require us to modify our business operations and plans" risk factor earlier in this Section.


The time necessary to develop generic drugs may adversely affect when and the rate at which we receive a return on our capital.

     The development of a new generic drug product, including its formulation, testing and FDA approval, generally takes approximately three or more years; development activities typically begin several years in advance of the patent expiration date of the brand name drug equivalent. Consequently, we may select drugs for development several years in advance of their anticipated entry to market. This program potentially will require that considerable capital be devoted to activities that do not concurrently provide an immediate return. Also, because of the significant time necessary to develop a product, the actual market for a product at the time it is available for sale may be significantly less than the originally projected market for the product. Our return on investment to develop the product will then be adversely affected.


We have and continue to experience operating losses, and the highly regulated nature of our business makes our future profitability uncertain.

     We do not know whether or when we will successfully implement our business plan or that our business will ever be profitable. We have generated minimal revenues to date and have experienced operating losses since our inception. As of March 31, 1999, our accumulated deficit was $23,412,000. As of March 31, 1999, we also had outstanding indebtedness in an aggregate principal amount of $3,340,000 at interest rates ranging from 2% to 9% annually. Operating our business requires, among other things, FDA approval of our products based on our drug applications and negotiation of satisfactory raw material supply contracts with FDA-approved sources. To remain operational, we must also:

     o Properly receive, warehouse and store raw materials and supplies;

   o Maintain work in progress in compliance with regulatory requirements and properly store finished goods;

   o Properly manufacture various formulations, dosages and configurations of a potentially broad product line;

   o Meet strict security requirements for virtually every activity undertaken at the plant;

   o Maintain appropriate laboratory, quality control and quality assurance practices and procedures; and

   o Comply with the many complex governmental regulations that deal with virtually every aspect of our proposed business activities.

     Operating our business successfully also will depend, in part, on a variety of factors outside of our control, including:

   o Changes in raw material supplies and suppliers;

   o Changes in governmental programs and requirements;

   o Changes in physician or consumer preferences; and

   o Changes in FDA and similar regulatory requirements.

Our revenues and profitability have fluctuated and could fluctuate significantly in the future, which may have a material adverse effect on our results of operations and stock price.

     Our revenues and profitability may vary significantly from fiscal quarter to fiscal quarter as well as in comparison to the corresponding fiscal quarter of the preceding year. Variations of those types may result from, among other factors:

   o The timing of FDA reapprovals we receive;

   o The timing of process validation for particular generic drug products;

   o The timing of any significant initial shipments of newly approved drugs;
     and

   o Competition from other generic drug manufacturers that receive FDA approvals for competing products.

     We cannot predict whether our business will be seasonal in nature. Products that we manufacture and distribute pertaining to seasonal ailments such as allergies or colds may experience seasonal patterns in sales and profitability. The potential seasonality of our business may have a material adverse effect on our results of operations and stock price.

The FDA may not approve our future products, in which case our ability to generate product revenues will be adversely affected.

     The testing, manufacturing and marketing of our products generally are subject to extensive regulation and approvals by numerous government authorities in the United States and other countries. We may not receive FDA approvals for additional products on a timely basis, or at all. Any delay in our obtaining or any failure to obtain these approvals would adversely affect our ability to generate product revenue. Also, the process of seeking FDA approvals can be costly, time consuming, and subject to unanticipated and significant delays.

Our comparative lack of experience in producing new products and formulations may materially adversely affect our business condition and operations.

     Our ability to effectively produce new products and dosage forms will be materially affected by our ability to master new and different production techniques and to receive all required governmental approvals. Our inability to effectively do this will have a material adverse effect on our financial condition and results of operations. We do not have the level of experience or staff to produce new products and formulations that some of our competitors have.

We are subject to an outstanding court order governing manufacture of our products which may adversely affect our product introduction plans and results of operations.

     On May 25, 1993, the United States District Court for the Eastern District of Pennsylvania issued an order against Richlyn Laboratories, Inc. that, among other things, permanently enjoined Richlyn from selling any drug manufactured, processed, packed or labeled at its Philadelphia facility unless it met certain stipulated conditions. When we acquired the facilities and drug applications of Richlyn, we became subject to the conditions in that court order. The order requires, in part, that FDA find that products manufactured, processed and packed at the Richlyn facility conform with FDA regulations concerning current Good Manufacturing Practices before the products can be marketed.

     Although we were informed in January 1998 that product by product inspection and prior authorization was no longer required in order for us to manufacture and sell products, we cannot give any assurance that the FDA will not reverse or reconsider its position and again require product by product inspection and prior authorization. Any reversal or reconsideration by FDA will adversely affect our product introduction plans and results of operations.

     The order against Richlyn also requires that we hire and retain a person, subject to FDA approval, who is qualified to inspect our drug manufacturing facilities to determine that our methods, facilities and controls are operated and administered in compliance with current good manufacturing practices. This person must examine all drug products manufactured, processed, packed and held at our facility and certify in writing to the FDA our compliance with related current good manufacturing practices. We have contracted with a local consultant to conduct this compliance review. We may not be able to maintain compliance with current good manufacturing practices.

Generic drug makers are most profitable when they are the first producer of a generic drug, and we do not know if we will be the first maker of any generic drug product.

     The first generic drug manufacturers receiving FDA approval for generic equivalents of related brand name products usually capture significant market share and extract greater profits from the branded product than later arriving manufacturers. The development of a new generic drug product, including its formulation, testing and FDA approval, generally takes approximately three or more years. Consequently, we may select drugs for development several years in advance of their anticipated entry to market, and cannot know what the market or level of competition will be for that particular product when we begin selling the product. Our profitability, if any, will depend, in part, on:

     o Our ability to develop and rapidly introduce new products;

     o The timing of FDA approvals of our products; and

     o The number and timing of FDA approvals for competing products.

     In addition, by introducing generic versions of their own branded products prior to the expiration of the patents for those drugs, brand name drug companies have attempted to prevent generic drug manufacturers from producing certain products. Brand name companies have also attempted to prevent competing generic drug products from being treated as equivalent to their brand name products. We expect efforts of this type to continue.

The high level of competition we face in the generic drug industry from competitors who often have greater resources than us adversely affects our profitability.

     The generic drug industry is highly competitive. Our competitors are both generic drug manufacturers and brand name drug companies. Many of our competitors have greater financial and other resources than us, and can spend significantly more than we can in research, marketing and product development. Relatively large research and development expenditures enable a company to support many FDA applications simultaneously. This improves the likelihood that these greater resourced companies will be among the first to obtain approval of at least some generic drugs. In addition, the generic drug industry is currently undergoing a consolidation which may exacerbate this situation.

We are dependent on a small number of products to generate revenues to fund our business and operations.

     Our long-term success is dependent, among other factors, on our ability to offer and sell a broad line of products. We intend to introduce products on a selected basis. Consequently, we will be dependent, particularly in the near-term, upon a relatively small number of products to generate revenues. As a result, if we misjudge the market for or are delayed in the production of a particular product, our business can be materially adversely affected.

We are dependent on a small number of suppliers for our raw materials, and any delay or unavailability of raw materials can materially adversely affect our ability to produce products.

     The FDA requires specification of raw material suppliers in applications for approval of drug products. If raw materials were unavailable from a specified supplier, FDA approval of a new supplier could delay the manufacture of the drug involved. In addition, some materials used in our products are currently available from only one or a limited number of suppliers. Further, a significant portion of our raw materials may be available only from foreign sources. Foreign sources can be subject to the special risks of doing business abroad, including:

   o Greater possibility for disruption due to transportation or communication problems;

   o The relative instability of foreign governments and economies;

   o Interim price volatility based on labor unrest or materials or equipment shortages; and

   o Uncertainty regarding recourse to a dependable legal system for the enforcement of contracts and other rights.

     The delay or unavailability of raw materials can materially adversely affect our ability to produce products. This can materially adversely affect our business and operations.

We do not have any arrangements regarding our products with any independent distributors or wholesalers, and our inability to enter into these arrangements may materially adversely affect our ability to sell products.

     Our ability to establish markets for our proposed products is expected to be substantially dependent on the efforts of independent distributors and wholesalers. We cannot give any assurances that we will enter into any arrangements with independent distributors or wholesalers on terms favorable to us, if at all. Our inability to enter into satisfactory arrangements with distributors or wholesalers may materially adversely affect our ability to sell products. This can materially adversely affect our results of operations.

We may have difficulty obtaining licenses in the future, which could adversely affect our ability to develop, manufacture and market commercially viable products.

     We currently have no licenses other than our secondary site packaging arrangement with Genpharm and two licensing agreements with Eurand America (formerly, a unit of American Home Products). We may in the future need or want to obtain other licenses to develop, manufacture and market commercially viable products. We cannot give any assurance that licenses will be obtainable on commercially reasonable terms, if at all, or that any licensed patents or proprietary rights will be valid and enforceable.

Our compliance with environmental laws may necessitate uncertain expenditures in the future, the capital for which may not be available to us.

     We cannot accurately predict the outcome or timing of future expenditures that we may be required to pay in order to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws which govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. We are subject periodically to environmental compliance reviews by various regulatory offices. Environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and face larger capital expenditures in order to comply with environmental laws. Our limited capital makes it uncertain whether we will be able to pay for these larger than expected capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations. In this regard, you should also review the "Our limited supply of cash and cash equivalents may require us to modify our business operations and plans" risk factor earlier in this section.

Generic drug makers face an inherent risk of product liability litigation and any claims brought against us could have a material adverse effect upon us.

     The design, development and manufacture of our products involve an inherent risk of product liability claims and associated adverse publicity. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. Any claims brought against us, whether fully covered by insurance or not, could have a material adverse effect upon us.

We have exposure under DES-related product liability claims, which could have a material adverse effect upon our financial condition.

     When we acquired the business of Richlyn Laboratories, we also assumed its liabilities in connection with Diethyl Stilbestrol, commonly known as DES, which was manufactured by Richlyn and many other drug manufacturers during the late 1950's and early 1960's. DES was prescribed to pregnant women during that period and has been alleged to cause birth defects, in particular an increased risk of uterine cancer and sterility of female children whose mothers took the drug during their pregnancy. There have been numerous claims brought against drug manufacturers relating to DES and, since 1987, Richlyn Laboratories' insurers have paid approximately $136,000 on their behalf and our behalf to settle approximately 143 DES-related suits. No other legal actions have been brought or, to our knowledge, threatened against Richlyn Laboratories or us in connection with DES-related claims. We do not expect to be held liable for DES-related claims other than claims based on products manufactured by Richlyn Laboratories. Claims settlements to date have been based on market share and Richlyn Laboratories' share of the DES market during the relevant periods is believed by us to have been substantially less than 1%.

Rights of certain holders of our equity to acquire shares of common stock may dilute the future value of the common stock.

     As of June 1, 1999, there were outstanding a total of 59,000 shares of our convertible preferred stock. These shares presently are convertible, at any time at the option of their holders, into an aggregate of 2,950,000 shares of our common stock. The shares of preferred stock also have certain anti-dilution protections, which could make them convertible into additional shares of common stock.

     As of June 1, 1999, we also had issued warrants to purchase 1,065,000 shares of our common stock at exercise prices ranging from $1.75 to $13.175 per share of common stock. In addition, under our arrangement with Merck KGaA, a German company, we issued warrants which are exercisable for 40,000 shares of our common stock for each aggregate $1 million in gross profit, if any, earned by us under our agreement with a subsidiary of Merck KGaA (up to a total of 700,000 shares of common stock). The exercise price for these warrants may be at prices below the then trading market price for our common stock.

We have and may in the future issue additional preferred stock which could adversely affect the rights of holders of our common stock.

     Our Board of Directors has the authority to issue up to 2,000,000 shares of our preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. We presently have outstanding 9,000 shares of Series C preferred stock and 50,000 shares of Series D preferred stock. Preferred stockholders could adversely affect the rights of holders of common stock by:

   o Exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

   o Receiving preferences over the holders of common stock regarding assets or surplus funds in the event of our dissolution or liquidation;

   o Delaying, deferring or preventing a change in control of our company;

   o Discouraging bids for our common stock at a premium over the market price of the common stock; and

   o Otherwise adversely affecting the market price of the common stock.

In this regard, you should also review the "Control of our company is concentrated among a limited number of stockholders, who can exercise significant influence over all matters requiring stockholder approval" risk factor later in this Section.

Control of our company is concentrated among a limited number of stockholders, who can exercise significant influence over all matters requiring stockholder approval.

     As of June 1, 1999, our present directors, executive officers and their respective affiliates and related entities beneficially owned approximately 61.3% of our common stock and common stock equivalents. These stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also potentially delay or prevent a change in control of our company. In this regard, you should also review the "Rights of certain holders of our equity to acquire shares of common stock may dilute the future value of the common stock" and "We have and may in the future issue additional preferred stock which could adversely affect the rights of holders of our common stock" risk factors in other parts of this Section, and the "Selling Stockholders" Section later in this Prospectus.

We are dependent on key officers and qualified scientific and technical employees and our limited resources may make it more difficult to attract and retain these personnel.

     As a small company with, as of June 1, 1999, only approximately 70 employees, the success of our present and future operations will depend to a great extent on the collective experience, abilities and continued service of certain of our executive officers. If we lose the services of any of these executive officers, it could have a material adverse effect on us. Because of the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs. Our small size and limited resources may make it more difficult for us to attract and retain our executive officers and qualified scientific and technical personnel.

Our chief executive officer has no experience as a chief executive officer.

     Barry R. Edwards is our President and Chief Executive Officer. Mr. Edwards, who was recently named Chief Executive Officer of our Company, has no experience as a chief executive officer.

Failure to obtain year 2000 compliance may have adverse effects on our business and results of operations.

     Our software vendors have advised us that all databases used by our current systems are Year 2000 compliant. We are also in the process of addressing the Year 2000 issues with customers, suppliers, service providers and other constituents. We cannot give any assurance that we have correctly identified or will be able to identify all aspects of our business that are subject to Year 2000 problems or of our customers or suppliers that affect our business. We also cannot give any assurance that our software vendors are correct in their assertions that the software is Year 2000 compliant, or that our estimate of the costs of systems preparation for Year 2000 compliance will prove ultimately to be accurate. Should either our internal systems or internal systems of one or more of our significant suppliers or customers fail to achieve Year 2000 compliance, or our estimate of the costs of becoming Year 2000 compliant prove to be materially inaccurate, our business and results of operations could be adversely affected.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or at the SEC's other public reference facilities in New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site on the Internet at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding our company and other registrants that file electronically with the SEC.

     We have filed a registration statement on Form S-3 with the SEC covering the shares of common stock being offered by means of this prospectus. We are allowed to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all the shares:

   1. Our annual report on Form 10-KSB for the year ended December 31, 1998;

   2. Our quarterly report on Form 10-QSB for the quarter ended March 31, 1999;

   3. Our proxy statement dated April 12, 1999; and

   4. The description of our common stock contained in our registration statement on Form 8-A filed on December 8, 1995, as amended on December 14, 1995 and as amended on December 5, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at Global Pharmaceutical Corporation, Castor & Kensington Avenues, Philadelphia, Pennsylvania 19124, telephone number (215) 289-2220.

     You should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus (including the documents incorporated by reference in this prospectus) contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Many of these risks are discussed under the "Risk Factors" Section of this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not have any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.


                             SELLING STOCKHOLDERS

     The following table sets forth information with respect to the number of shares of common stock beneficially owned by each of the selling stockholders. As of June 1, 1999, (assuming conversion of the Series D preferred stock and exercise of the common stock warrants held by the selling stockholders), Fleming US Discovery Fund III, L.P. beneficially owned 27.1%, and Fleming US Discovery Offshore Fund III, L.P. beneficially owned 5.6%.

     The selling stockholders are offering for sale up to 3,125,000 shares of our common stock. These 3,125,000 shares of common stock can be acquired by the selling stockholders upon their conversion of an aggregate of 50,000 shares of Series D preferred stock, (or any other convertible securities into which the Series D preferred stock is converted), owned by them, into an aggregate of 2,500,000 shares of our common stock, and upon their exercising warrants to purchase up to 625,000 shares of common stock. These numbers remain subject to certain antidilution provisions applicable to the Series D preferred stock and the warrants. The selling stockholders acquired the shares of Series D preferred stock and the warrants from us on March 2 and May 18, 1999 in private placements, for an aggregate purchase price of $5,000,000.

     As of the date of this Prospectus, Fleming US Discovery Fund III, L.P. owns 43,093 shares of our Series D preferred stock, and warrants to purchase up to an additional 538,662 shares of our common stock, and Fleming US Discovery Offshore Fund III, L.P. owns 6,907 shares of our Series D preferred stock, and warrants to purchase up to an additional 86,338 shares of our common stock. The number of shares beneficially owned includes shares issuable within 60 days upon exercise of outstanding options and warrants and upon conversion of the Series D preferred stock.

                                                                                                  Number of Shares
                                                                                                  of Common Stock
                                                  Number of Shares       Number of Shares     Beneficially Owned After
                                                   of Common Stock       of Common Stock       the Completion of this
             Selling Stockholder                 Beneficially Owned     Registered Herein             Offering
---------------------------------------------   --------------------   -------------------   -------------------------
Fleming US Discovery Fund III, L.P. .........        2,693,312              2,693,312                    0
Fleming US Discovery Offshore Fund III, L.P..          431,688                431,688                    0

     Robert L. Burr and David J. Edwards, who were both elected as directors of our company on May 12, 1999, are employees of Fleming Capital Management, a division of Robert Fleming, Inc., investment adviser to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. Mr. Burr is a director and Mr. Edwards is a Vice President at Fleming Capital Management. Additionally, pursuant to Section 4 of the Certificate of Designations of the Series D preferred stock, the selling stockholders are entitled, but not required, to elect up to three (3) directors of our company.

                             PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. When we refer to the "selling stockholders" in this prospectus, that term includes donees and pledgees selling shares of common stock under this prospectus which were received from the selling stockholders.

     The selling stockholders may sell their shares at various times in one or more of the following transactions:

   o on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

   o in the over-the-counter market;

   o in negotiated transactions other than on such exchange;

   o by pledge to secure debts and other obligations;

   o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

   o in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell shares directly or may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. This compensation may be in excess of customary commission.

     The selling stockholders may also sell all or a portion of their shares under Rule 144 under the Securities Act of 1933, or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts.

     Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the selling stockholders may be deemed to be "underwriters" under the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

   o the names of the selling stockholders and of the participating broker-dealer(s);

   o the number of shares involved;

   o the price at which such shares were sold;

   o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

   o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

   o other facts material to the transaction.

     In addition, if we are notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

     In order to comply with certain state securities laws, if applicable, these shares of common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. Frederick R. Adler, who is of counsel to the firm, as of June 1, 1999, beneficially owned 136,495 shares of our common stock (owned by 1520 Partners, Ltd.) and warrants to purchase 17,500 shares of common stock at an exercise price of $8.50 per share. In addition, The Adler Family Foundation, Inc., of which Mr. Adler, Catherine G. Adler, the wife of Mr. Adler, and William Bush, a partner of Fulbright & Jaworski L.L.P., serve as trustees and officers, owns 138,668 shares of common stock. The Frederick R. Adler Intangible Asset Management Trust, of which Mr. Adler is a beneficiary, and Susan R. Chapman, spouse of Philip R. Chapman, a director of the Company, is trustee, owns 575,350 shares of common stock.


                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Our corporation is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law (the "DGCL"), in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

     As permitted by Section 145 of the DGCL, Section TWELFTH of our Certificate of Incorporation (our "Certificate") provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us. Section ELEVENTH of our Certificate further provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (which deals with unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.